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                                                                   EXHIBIT 10.23

GEAC

February 19, 2002

John L. Sherry, III
18 Pine Needle Road
Wayland, MA  01778

Dear Jay:

Geac Computers, Inc. is pleased to confirm your offer for the position of Senior Vice President, Marketing & Strategic Alliances. This position will report to the CEO, Paul Birch, and will be effective on February 22, 2002. This letter outlines the terms and conditions of your employment.

DETAILS OF YOUR REMUNERATION:

1.         ANNUAL SALARY:              $220,000.00, which will be paid semi-
                                       monthly by direct bank deposit. Your
                                       performance will be reviewed in
                                       accordance with Geac's Company Wide
                                       Annual Review Policy, which shall not
                                       result in any decrease in Annual
                                       Salary.

2.         INCENTIVE COMPENSATION:     You will be eligible to participate in
                                       Geac's FY03 Bonus Plan. Your FY03 bonus
                                       target amount will be $100,000.00. Bonus target amounts for FY04 and beyond will reviewed and set at least annually, but the bonus target amount will not decrease below $100,000 per annum.For the last quarter of FY02, you will be eligible for a prorated bonus of $25,000.

                                       DETAILS OF YOUR BONUS PLAN WILL
                                       BE PROVIDED UNDER SEPARATE COVER.

3.         BENEFITS:                   Your standard benefits plan will begin
                                       the first day of the month following your date of hire. (March 1, 2002)

4.         VACATION:                   You will be entitled to four (4) weeks
                                       paid vacation each year increasing
                                       according to Geac's Vacation Policy.

4.1        WORK LOCATION:              Southborough, MA. Any change in your work
                                       location outside the Boston metropolitan area will, at your option, be treated as a Termination for Reason Other Than
                                       Cause as set forth in paragraph 8.

5. STOCK OPTIONS: Geac Computer Corporation Limited shall grant you, within 60 days of your employment date, a ten-year option (subject to the conditions specified in the Geac Computer Corporation Limited Stock Option Plan VI, including limitation Section 3.05,


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February 19, 2002
J. Sherry
Page 2


         3.06, 3.08, 3.09 and 3.10 of said plan) to purchase 150,000 common shares ("Option Shares") of Geac Computer Corporation Limited's capital stock at the average price on the prior five trading days before they are approved by the Board of Directors, as required by the Toronto Stock Exchange. Options will vest over a four (4) year period as follows:

                                    Year 1 - 37,500 shares
                                    Year 2 - 37,500 shares
                                    Year 3 - 37,500 shares
                                    Year 4 - 37,500 shares

         I understand that you have been provided the specific details of this plan, the Geac Computer Corporation Limited Stock Option Plan VI, as revised November 2001. However, you acknowledge that the granting of the option and the exercise of the option are subject to compliance with applicable securities laws and receipt of necessary regulatory approvals, including without limitation acceptance of the plan by The Toronto Stock Exchange and the fulfillment of any conditions imposed by the Exchange and Geac's Business Conduct Policies.

6. VOLUNTARY RESIGNATION. If you wish to resign voluntarily you shall provide Geac with at least 30 days prior written notice, which shall set out a proposed date of resignation. Geac may elect to require you to remain in its employment for all or part of the notice period, or may require that you resign immediately. Upon the date of your resignation, Geac shall pay you all unpaid salary and shall pay any unpaid bonus provided that the conditions for payment of the bonus have been met. Upon the date of your resignation, the vesting of Options shall cease and you will have no entitlement to pay or benefits beyond the date of resignation. This paragraph shall be subject to, and shall not apply in the case of resignation following a Change in Control described in the paragraphs hereafter set forth concerning a Change in Control.

7. TERMINATION FOR CAUSE. If you are guilty of any conduct constituting just Cause for dismissal, Geac may terminate your employment by providing you with written notice of termination and your employment and your rights under this Agreement shall terminate on the day the notice is delivered to you. Upon termination for Cause you shall be paid all unpaid salary owing to you and the vesting of Options shall cease. You will have no entitlement to pay or benefits beyond the date of termination.

         As used herein, the term "Cause" shall mean (a) your material failure to substantially perform your duties with Geac (other than any such failure resulting from your incapacity due to physical or mental illness, or your death) that continues for more than 30 days after a written demand for substantial performance is delivered to you by your manager, which demand specifically identifies the manner in which your manager believes that you have not substantially performed your duties,
         (b) the willful engaging by you in conduct which is materially injurious to Geac, monetarily or otherwise, (c) your conviction of any crime, other than routine traffic violations, or (d) your engaging in any business which materially competes with any material business of Geac.

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February 19, 2002
J. Sherry
Page 3


8. TERMINATION FOR ANY REASON OTHER THAN CAUSE. Geac shall have the right to terminate your employment at any time for any reason other than Cause. In such event, you shall be entitled to receive severance in accordance with Geac's then-current policy, subject to a minimum of six month's salary continuation (subject to standard deductions), and a continuation of standard benefits during the salary continuation period.

9.       CHANGE IN CONTROL AND CHANGE AFFECTING YOUR EMPLOYMENT

         a. In the event of a Change in Control and a Change Affecting Your Employment within 12 months of a Change in Control, you may elect to resign from Geac within 120 days of the Change in Control and Change Affecting Your Employment. In the event of your resignation, you will be provided with the following:

                  i. Geac will pay you the termination payments, calculated as your monthly base salary, for a period of 12 months from the effective date of the termination of your employment; subject to standard deductions, and

                  ii. Subject to the agreement of the carrier or carriers, Geac will maintain all benefits of employment for a period of 12 months from the date of termination.

         b. In such event, you will also be paid, credited or reimbursed, as the case may be, for all unpaid salary (including credit for any vacation earned but not taken), all unpaid bonuses, all accrued bonuses (such bonuses to be determined on a proportionate basis having regards to the proportion of the fiscal year which has elapsed), expenses, benefits and other amounts payable to you or earned by you up to the date of resignation. Also, in such event, all unvested Stock Options previously granted shall become fully vested.

         c. In no case will you be entitled to both a payment for termination for any reason other than Cause and for a termination in the event of a Change in Control and Change Affecting Your Employment.

         d. For the purposes of this Paragraph 9, "Change in Control" and "Change Affecting Your Employment" are defined as set out in Schedule 1 attached hereto.

The financial terms set forth above, like any compensation related matters, are confidential and should only be discussed with your manager or with a representative of the Human Resources Department.

To ensure complete understanding before employment, and the best relationship during employment, we would like to point out that this letter constitutes our entire offer of employment, and that there are no promises nor conditions implied or expressed that are not contained within this letter. We wish to further advise you that any statements of earnings in this letter do not guarantee, nor should be construed to guarantee employment, or any period of employment.

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February 19, 2002
J. Sherry
Page 4


We trust that the above will be acceptable to you and ask that you indicate your acceptance by returning the original copy of this letter by February 22, 2002 to the following address:

                              Geac Computers, Inc.
                            66 Perimeter Center East
                                Atlanta, GA 30346
                                Attn: Cindy Davis

This offer is conditional upon you signing a copy of the enclosed
Confidentiality Agreement (appendix "A") and providing satisfactory proof of eligibility for employment in the United States.

Jay, if you need further assistance please feel free to contact me at 404-239-3241. We look forward to welcoming you to the Geac team and working with you during your employment with us.

Sincerely,

"Cynthia E. Davis"

Cynthia E. Davis
Director - Human Resources

AGREED AND ACKNOWLEDGED:

GEAC COMPUTER CORPORATION LIMITED


 "Paul Birch"                               2/20/2002
------------------------------------        ------------------------------------
PAUL BIRCH                                  DATE
CHIEF EXECUTIVE OFFICER



ACCEPTED:


 "John L. Sherry, III"                      FEBRUARY 22, 2002
------------------------------------        ------------------------------------
JOHN L. SHERRY, III                         DATE

                                   SCHEDULE 1

"Change in Control" means the occurrence of one or more of the following events:

1. The sale, lease or transfer, in one or a series of related transactions, of all or substantially all of assets of Geac Computer Corporation Limited ("GCCL") considered on a consolidated basis to any person or company or combination of persons or companies;

2. The adoption of a plan relating to the liquidation or dissolution of GCCL;

3. The acquisition by any person or company or combination of persons or companies acting jointly or in concert of a direct or indirect interest in more than 50 percent of the ownership of GCCL or the voting power of the voting shares of GCCL by way of a purchase, merger or consolidation or otherwise (other than a creation of a holding company that does not involve a change in the beneficial ownership of Geac as a result of such transaction);

4. The amalgamation, merger or consolidation of GCCL with or into another corporation or the amalgamation or merger of another corporation into GCCL with the effect that immediately after such transaction the shareholders of GCCL immediately prior to such transaction hold less than 50 percent of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the person surviving such amalgamation, merger or consolidation; or

5. During any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of GCCL shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by GCCL's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period or who, themselves, were approved during such period by the requisite two-thirds vote specified above.

"Change Affecting Your Employment" means any of the following circumstances which are not accepted by you during the 120-day period immediately following the date on which you become aware of such circumstances:

1. Any change to your employment conditions with Geac which would significantly reduce the nature or status of your responsibilities;

2. A reduction by Geac in your annual compensation as of the date of the Change in Control;

3. The failure by Geac to continue in effect for your benefit any perquisites or participation in any employee benefit plan to which other employees of Geac are entitled, to the same extent to which any other employees enjoy such benefits; or

4. Any other change which would constitute "constructive dismissal" under applicable law.

5.       Any change in work location outside the metropolitan Boston area.

           TO:    JOHN L. SHERRY, III

           In consideration of your agreeing to act as an officer of subsidiary companies (each a "Company") of Geac Computer Corporation Limited (the "Parent") with full power and authority to grant an indemnity valid and binding upon and enforceable against you and the Company, the Parent on the terms hereinafter contained, hereby agree as follows:

           1. The Parent shall indemnify and hold you harmless against any and all liability, loss, damage, cost or expense whatsoever which you may incur, suffer or be required to pay, pursuant to any civil, criminal or administrative claim, action, suit, application, litigation, charge, complaint, prosecution, assessment, reassessment, investigation or other proceeding of any nature or kind whatsoever (collectively, a "Claim") that may be made or asserted against or affecting you, if it relates to, arises from or is based upon (1) your status as an officer of the Company or (2) any act or omission by you in your capacity as an officer of the Company or (3) any act or omission by the Company for which officers of a corporation may be vicariously responsible, in whole or in part, provided that you acted honestly and in good faith with a view to the best interests of the Company and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, you had reasonable grounds for believing that your conduct was lawful.

           2. Regardless of the merits of any Claim, if any Claim is made or brought against you in your capacity as an officer or former officer of the Company in connection with any of the matters against which you would be indemnified pursuant to this indemnity, upon written notice thereof being received by the Parent from the Company or from you, the Parent shall at its expense and in a timely manner contest and defend against any such Claim and take all such steps as may be necessary or proper therein to prevent the resolution thereof in a manner adverse to you, including the taking of such appeals as counsel to the Parent may advise are likely to succeed in the circumstances. If the Parent does not in a timely manner undertake the contestation or defence in respect to such written notice then you may do so at the expense and risk of the Parent.

           3. This indemnity extends only to liability, loss, damage, cost or expense that exceeds amounts otherwise recoverable by you under any policy of insurance or other indemnity applicable in respect of a Claim, and is to be regarded specifically as excess to any such amounts. In the event any indemnity or insurer against whom you may have such a claim shall decline to pay, deny liability or otherwise contest your claim or the due amount thereof, the Parent shall pay such claim to you on your behalf and be subrogated to your rights in relation to any such indemnity or policy of insurance, and at the request of the Parent you agree to co-operate with and assist the Parent in pursuing such claim in such manner and to the extent that counsel to the Parent may recommend or advise in the circumstances.

           4. This indemnity and the benefit of the obligations of the undersigned hereunder shall enure to the benefit of your heirs, executors and administrators and shall be binding upon the Parent's successors and assigns.

           5. This indemnity supersedes and replaces all prior indemnities entered into between the Parent and you.

           6. The courts of the Province of Ontario, Canada shall have exclusive jurisdiction with respect to all matters dealing with the enforcement of or otherwise arising out of or in connection with this indemnity, and by accepting and relying heron you expressly and irrevocably submit and attorn to the exclusive jurisdiction of, and irrevocably agree to be bound by a judgement of, any such court relating to all such matters.

           7. This indemnity shall in all respects be governed by and construed in accordance with the laws of the Province of Ontario, Canada, and all disputes, claims or matters arising out of or under it shall be governed by such laws.

           DATED this         day of                  2002.

                                    GEAC COMPUTER CORPORATION LIMITED



                                    "Paul D. Birch"
                                    --------------------------------------------
                                    Name:  Paul D. Birch
                                    Title: President and Chief Executive Officer

                       EMPLOYEE CONFIDENTIALITY AGREEMENT

                               JOHN L. SHERRY, III
                                   (EMPLOYEE)




         AS Geac Computer Corporation Limited, or a subsidiary or affiliate, desires to retain my services as set out in a letter of employment; and

         FURTHERMORE, AS Geac in the nature of its business desires to protect aspects of its business containing confidential information or trade secrets;

         NOW, in consideration of my employment by Geac I agree as follows:

1.       DEFINITIONS

(a) "CONFIDENTIAL INFORMATION" means non-public information disclosed to me or acquired by me as a result of my employment with Geac and includes but is not limited to proprietary rights, information relating to Geac's products or developments or new or improved products, marketing strategy, sales or business plans, the names and information about Geac's past, present and prospective customers (to whom Geac has made a proposal to during the course of my employment) and clients, trade secrets and any other information which is not in the public domain and which information can be reasonably deemed as confidential information whether or not such information is explicitly identified as being confidential.

(b) "PROPRIETARY RIGHTS" means the computer programs, system documentation, drawings, schematics, hardware and other such materials developed by Geac or made available to Geac by the licensors in accordance with the proprietary rights of such licensors. For the purposes of this Agreement, proprietary information of Geac shall include proprietary or confidential information of Geac, or its customers, partners, joint venturers, licensors or other business associates including, but not limited to information relating to inventions, apparatus, processes, procedures, products, prices, research, costs, business affairs, future plans, ideas, technical data and raw data from field or laboratory tests or evaluation thereof.

2.       USE AND DISCLOSURE

While employed by Geac and for a period of five (5) years thereafter (the "Confidentiality Period"), I shall not, directly or indirectly, in any way use or disclosure to any person any Confidential Information, except where authorized and required to do so for the performance of my employment; provided that for any such Confidential Information constituting a trade secret, the Confidentiality Period shall extend for so long as the particular Confidential Information remains a trade secret under applicable law. I agree and acknowledge that Confidential Information of Geac is the exclusive property of Geac and I shall hold all such Confidential Information in trust for Geac. I confirm and acknowledge my fiduciary duty to use my best efforts to protect Confidential Information and not to misuse such Information.

3.       EXCLUSIVITY AND DEDICATION

During the period of my employment with Geac, I shall devote my entire working time during the regular business hours assigned to my position with attention to such duties as may be reasonably assigned to me by Geac. During such time I shall faithfully and diligently serve and endeavour to further the interests of Geac. I agree that I shall not engage in or become connected with: (i) any other business during my regular business hours at Geac; or (ii) any business which is in competition with Geac at any time during my employment with Geac.

4.       INVENTIONS BELONGING TO GEAC

Geac is actively engaged in research and development, and I may be requested to make inventions and/or enhancements to products owned by Geac. I recognize that Geac has a proprietary interest in any inventions or enhancements that I may make during my employment, whether made during or after regular business hours, and whether made with Geac's, my own or anyone else's materials and/or equipment, if such inventions or enhancements may reasonably be regarded as:
(a) relating directly to the business of Geac (to the extent that I may reasonably be aware of same) at the time the development of the invention of enhancement; or (b) derived from confidential or proprietary information of Geac obtained by me in the course of my employment. Such inventions or enhancements are referred to herein as "Geac Inventions".

5.       ASSIGNMENT OF INTEREST IN INVENTIONS

I hereby irrevocably assign and agree to assign, all my interest, if any, together with all moral rights, if any, in all Geac Inventions to Geac or its nominee. This obligation shall continue beyond the termination of my employment and shall continue to be binding upon my heirs, assigns, executors, administrators and/or other legal representatives.

6.       REGISTRATION OF OWNERSHIP RIGHTS

Promptly upon making any Geac Inventions, I shall fully disclose it to Geac and shall, if requested, assist Geac in preparing my copyright registration, patent application or design registration application which Geac may choose to file. Upon request, I agree to execute without further consideration such further documents as may reasonably be required to obtain letter patent or design registrations in any country for any Geac Inventions and vest the same in Geac.

7.       ASSISTANCE TO PROTECT GEAC'S PROPRIETARY RIGHTS

Both during and subsequent to my employment by Geac and where reasonably practicable I agree to generally do everything reasonably necessary or desirable to assist Geac in obtaining and enforcing proper protection of the Geac inventions.

8.       CONFLICTS

My employment with Geac and my execution of this Agreement is not in conflict with any obligations that I have at present with any other person, business, organization or former employer. I agree to notify Geac in writing upon having knowledge of, or before performing or causing to be performed any work for or on behalf of Geac which appears to or may potentially be in conflict with (a) rights claimed by me in any invention or idea conceived by me prior to my employment; or (b) rights of others arising out of obligations incurred by me prior to entering into this Agreement.
In the event that I should fail to give Geac notice of any such conflict of which I am aware, I agree that Geac may deem that no such conflict exists. By such inaction I will thereby waive any claim which I may have against Geac with respect to the use of any such invention or idea.

9.       RETURN OF PROPERTY

Upon ceasing employment with Geac, or earlier if required by Geac, I agree to promptly deliver to Geac all property, including but not limited to, correspondence, blueprints, letters, drawings, schematics, manuals, notes, notebooks, reports, flowcharts, progress reports, proposals, records, data, sketches, drawings, memorandum, models, samples, equipment, customer lists, price lists, product specifications, laboratory or field test results or any other property pertaining to my employment by Geac and belonging to Geac, its customers, partners, joint venturers, suppliers or other business associates.

10.      REIMBURSEMENT

All pre-approved costs and expenses incurred by me in fulfilling paragraphs 5, 6, and 7 during my employment by Geac shall be re-imbursed to me by Geac. If after my termination of employment with Geac, it requests my assistance with regard to the issues referred to in such paragraphs, Geac will pay all pre-approved costs and expenses as well as reasonable compensation for my time expended in the performance of these obligations.

11.      PRESENTATIONS AND PUBLICATIONS

I am required to obtain the written consent of an officer of Geac in advance of presentation or publication of any speech, paper or article authored by me, either alone or jointly with others, which in any way refers to my employment with Geac in any manner or relates to any confidential or proprietary matter related thereto, unless such presentation or publication was at the direction or request of Geac.

12.      NON-SOLICITATION OF CUSTOMERS

I agree that during the terms of this Agreement and for a period of one (1) year immediately following the termination of my employment with Geac. I shall not, on my own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, directly or indirectly, solicit, contact, call upon, communicate or attempt to communicate with any customer or prospective customer of Geac or any representative of any customer or prospective Customer of Geac, with a view to the sale or provision of any deliverable or service competitive or potentially competitive with any deliverable or service sold or provided or under development by Geac during the one (1) year immediate preceding the effect date of the termination of my employment; provided, however, that this restriction shall apply only to customers or prospective customers of Geac for whom I have performed, or proposed to perform, the same or similar kinds of deliverables or services on behalf of Geac during such one (1) year period.

13.      NON-SOLICITATION OF EMPLOYEES

I agree that while I am employed by Geac, and for a period of one (1) year following the termination of my employment with Geac, I shall not directly or indirectly, solicit, induce or attempt to induce any Geac employee into leaving the Company's employment, nor shall I directly or indirectly participate in any employer's or agencies recruitment or hiring of Geac employees.

14.      TERM

This agreement shall become effective when signed and shall terminate upon the termination of my employment with Geac, except that paragraphs 2, 4, 5, 6, 7, 10, 12 and 13 shall survive such termination.

15.      SEVERABILITY

Except for paragraph 10 regarding Reimbursement, I acknowledge that each paragraph of this Agreement is separate from each other paragraph of this Agreement and if any one paragraph is found to be invalid, it shall not invalidate the remainder of this Agreement.

16.      JURISDICTION

This Agreement shall be interpreted in accordance with the laws of the jurisdiction in which it is signed.

17.      INDEPENDENT LEGAL ADVICE

I acknowledge I have read and understood this Agreement and have had the opportunity to obtain independent legal advice prior to the execution of this Agreement. In the event that I did not obtain such advice, it shall not be used by me in an attempt to obviate, alter, sever or otherwise terminate this Agreement or any part thereof.

18.      ENTIRE AGREEMENT

This Agreement shall supersede any previous confidentiality agreement or similar understanding which I may have had with Geac. Any amendments to this Agreement must be made in writing and signed by both Geac and me.

DATED AT   SOUTHBOROUGH   this   22ND   day of    FEBRUARY   , 20 02
         ----------------      --------        --------------    ----


"John  L. Sherry,  III"                   "Linda Travis"
-----------------------------------       --------------------------------------
Employee (Signature)                      Witness (Signature)

John L. Sherry, III                       Linda Travis
                                          --------------------------------------
                                          (Print)